[Cohen & Company, Ltd. Stationery]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1Aof our report dated November 29, 2024, relating to the financial statements and financial highlights of Spectrum Low Volatility Fund, Spectrum Active Advantage Fund, and Spectrum Unconstrained Fund, each a series of Advisors Preferred Trust, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ ___________________

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

DATE